EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post Effective Amendment No. 1 to Registration Statement No. 333-134362 on Form SB-2 of our report dated August 14, 2007, relating to the consolidated financial statements of Patriot Scientific Corporation as of May 31, 2007 and 2006, and for each of the years in the three year period ended May 31, 2007, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

KMJ Corbin & Company LLP
/s/ KMJ Corbin & Company LLP Irvine, California December 26, 2007